SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.


AIM SMALL COMPANY GROWTH
FOR PERIOD ENDING 01/31/2006
FILE NUMBER 811- 1474
SERIES NO.:  5

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                            1,148
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                              308
              Class C                              307
              Class R                                1
              Investor Class                    25,694
              Institutional Class                1,913

74V.     1.   Net asset value per share (to nearest cent)
              Class A                        $   14.35
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B .                      $   14.01
              Class C                        $   13.39
              Class R                        $   14.35
              Investor Class                 $   14.37
              Institutional Class            $   14.43